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                                                                   EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               BIOVEX GROUP, INC.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

     BioVex Group, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:      That the first paragraph of Article FOURTH of the Certificate of
               Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following two paragraphs are inserted in lieu thereof:

               "FOURTH. That, effective on the filing date of this Certificate of Amendment of Certificate of Incorporation (the "Effective Time"), a ten-for-one reverse stock split of the Corporation's common stock shall become effective, pursuant to which each ten shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of common stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of common stock from and after the Effective Time. No fractional shares of common stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the common stock as determined by the Board of Directors of the Corporation.

               This Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock ("PREFERRED STOCK") and Common Stock ("COMMON STOCK"). The total number of shares of capital stock that the Corporation is authorized to issue is 94,031,239. The total number of shares of Common Stock this Corporation shall have authority to issue is 50,860,902, $0.0001 par value per share. The total




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               number of shares of Preferred Stock this Corporation shall have authority to issue is 43,170,337, $0.0001 par value per share, of which:

                    - 9,692,462 shares are hereby designated "Series A Preferred Stock" (the "SERIES A STOCK");

                    - 18,931,043 shares are hereby designated "Series B Preferred Stock" (the "SERIES B STOCK");

                    - 2,529,366 shares are hereby designated "Series C Preferred Stock" (the "SERIES C STOCK");

                    - 10,117,466 shares are hereby designated "Series D Preferred Stock" (the "SERIES D STOCK"); and

                    - 1,900,000 shares are hereby designated "Series M Preferred Stock" (the "SERIES M STOCK").

               The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to "Sections" or "Subsections" in this Article refer to sections and subsections of this Article Fourth."


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     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President as of August 4, 2006.

                                        BIOVEX GROUP, INC.


                                        By: /S/ PHILIP ASTLEY-SPARKE
                                            ------------------------------------
                                            Philip Astley-Sparke
                                            President


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